Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Allan Hosack
Chief Financial Officer
414.459.4010
allanhosack@wsbonline.com

Waterstone Financial, Inc. Announces Results of Operations for the Quarter and Nine Months Ended September 30, 2015.
WAUWATOSA, WI – 10/23/2015 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported net income of $5.2 million for the quarter ended September 30, 2015, compared to $4.8 million for the quarter ended September 30, 2014 and $5.3 million for the quarter ended June 30, 2015. Net income totaled $13.5 million for the nine months ended September 30, 2015, compared to $10.4 million for the nine months ended September 30, 2014.
"The execution of our strategic plan continues with strong quarterly earnings, the expansion of our bank branch network with new locations in Greenfield and Fox Point, technology enhancements in the form of mobile check deposit, capital management initiatives such as our stock repurchase program, and strengthening asset quality, all of which are designed to enhance and grow long term shareholder value,' said Douglas Gordon, President and Chief Executive Officer of the Company.

3rd Quarter 2015 Highlights and Net Income for the Nine Months Ended September 30, 2015

•
For the quarter ended September 30, 2015, net income per diluted share was $0.19 as compared to $0.14 for the quarter ended September 30, 2014 and $0.17 for the quarter ended June 30, 2015.  Net income per diluted share totaled $0.45 for the nine months ended September 30, 2015, compared to $0.31 for the nine months ended September 30, 2014.

•
Annualized return on average assets totaled 1.18% for the quarter ended September 30, 2015 compared to 1.05% for the quarter ended September 30, 2014 and 1.21% for the quarter ended June 30, 2015.  Annualized return on average assets totaled 1.03% for the nine months ended September 30, 2015 compared to 0.78% for the nine months ended September 30, 2014.

•
Mortgage banking segment net income totaled $2.8 million for the quarter ended September 30, 2015 compared to $1.2 million for the quarter ended September 30, 2014.  The quarter ended September 30, 2015 represents the fifth consecutive quarter in which the mortgage banking segment has outperformed the prior year comparative quarter.  Mortgage banking operations were positively impacted by a higher volume of loans originated during the third quarter of 2015 compared to the third quarter of 2014.  Loans originated for sale on the secondary market increased 12.3% to $550 million during the quarter ended September 30, 2015, compared to $490 million during the quarter ended September 30, 2014.  Mortgage banking segment net income totaled $7.1 million for the nine months ended September 30, 2015, compared to $2.3 million for the nine months ended September 30, 2014, driven by higher volumes and margin.  Loan origination volume continues to be focused in the purchase market, as opposed to loan refinance, as loans originated for the purpose of a residential purchase represented approximately 84% of total current year loan originations.

•
Community banking segment net income totaled $2.5 million for the quarter ended September 30, 2015 compared to $3.4 million for the quarter ended September 30, 2014.  Community banking segment net income totaled $6.5 million for the nine months ended September 30, 2015, compared to $8.0 million for the nine months ended September 30, 2014.

•
Total non-performing assets decreased $9.0 million, or 21.0%, to $34.0 million at September 30, 2015 from $43.0 million at June 30, 2015 and decreased $35.0 million, or 50.7%, from $69.0 million at September 30, 2014.

•
As a result of management's focus to clear the remaining nonperforming assets from the balance sheet, the nine months ended September 30, 2015 included $1.5 million in provision for loan losses, compared to $750,000 during the nine months ended September 30, 2014 in the community banking segment.  In addition, the nine months ended September 30, 2015 included $1.5 million in writedowns to the carrying value of real estate owned in the community banking segment, reflecting a plan to facilitate the liquidation of aged properties.  The nine months ended September 30, 2014 included writedowns totaling $1.0 million.

•
Loans past due less than 90 days decreased by $2.3 million, or 41.1%, to $3.3 million, or 0.3% of total loans at September 30, 2015 from $5.6 million at June 30, 2015 and decreased $2.0 million, or 37.6%, from $5.3 million at September 30, 2014.  Total past due loans decreased by $8.1 million, or 34.0%, to $15.7 million at September 30, 2015 from $23.7 million at June 30, 2015 and decreased $19.0 million, or 54.8% from $34.6 million at September 30, 2014.

•
Total deposits increased $22.8 million compared to June 30, 2015, primarily driven by a $14.9 million increase in money market and savings deposits.  The growth in deposits reflects management's plan to use retail funds to replace the $50.0 million FHLB advance (at 4.01%) which matures in January 2016.

•	Continued a share repurchase program, under which 1,274,238 shares were repurchased at an average price of $13.04 per share on the open market during the quarter ended September 30, 2015.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a single-bank, holding company headquartered in Wauwatosa, WI.  With $1.7 billion in assets Waterstone has eleven community bank branches in the metropolitan Milwaukee market, a loan production office in Minneapolis, Minnesota, and mortgage banking offices in eighteen states around the country.  Additional financial detail related to WaterStone Bank, SSB can be found on the FDIC web site (www.fdic.gov) under the "Industry Analysis" tab.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's most recent Annual Report on Form  10-K and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In Thousands, except per share amounts)
Interest income:
Loans	$14,117	14,942	41,495	43,178
Mortgage-related securities	792	835	2,451	2,142
Debt securities, federal funds sold and short-term investments	886	823	2,609	2,474
Total interest income	15,795	16,600	46,555	47,794
Interest expense:
Deposits	1,540	1,337	4,251	3,522
Borrowings	4,345	4,349	12,898	13,048
Total interest expense	5,885	5,686	17,149	16,570
Net interest income	9,910	10,914	29,406	31,224
Provision for loan losses	580	315	1,720	850
Net interest income after provision for loan losses	9,330	10,599	27,686	30,374
Noninterest income:
Service charges on loans and deposits	364	317	1,213	904
Increase in cash surrender value of life insurance	636	630	1,195	1,082
Mortgage banking income	26,708	22,053	77,324	58,743
Gain on sale of available for sale securities	-	-	44	-
Other	843	911	1,848	3,436
Total noninterest income	28,551	23,911	81,624	64,165
Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	21,234	18,169	62,584	51,418
Occupancy, office furniture, and equipment	2,292	2,577	7,004	7,883
Advertising	755	678	2,120	2,252
Data processing	592	582	1,797	1,701
Communications	332	430	1,053	1,250
Professional fees	642	441	1,771	1,471
Real estate owned	646	665	1,875	1,918
FDIC insurance premiums	243	336	851	1,046
Other	3,050	3,152	9,106	9,325
Total noninterest expenses	29,786	27,030	88,161	78,264
Income before income taxes	8,095	7,480	21,149	16,275
Income tax expense	2,896	2,715	7,651	5,857
Net income	$5,199	4,765	13,498	10,418
Income per share:
Basic	$0.19	0.14	0.45	0.31
Diluted	$0.19	0.14	0.45	0.31
Weighted average shares outstanding:
Basic	27,490	33,003	29,882	33,759
Diluted	27,795	33,232	30,145	33,997
Performance Ratios:
Return on average assets	1.18%	1.05%	1.03%	0.78%
Return on average equity	5.21%	4.23%	4.26%	3.18%
Net interest margin	2.39%	2.55%	2.38%	2.45%

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets	(In Thousands, except share data)
Cash	$80,498	145,846
Federal funds sold	37,391	21,268
Interest-earning deposits in other financial institutions and other short term investments	12,511	5,706
Cash and cash equivalents	130,400	172,820
Securities available for sale (at fair value)	257,536	273,443
Loans held for sale (at fair value)	141,808	125,073
Loans receivable	1,100,641	1,094,990
Less: Allowance for loan losses	16,928	18,706
Loans receivable, net	1,083,713	1,076,284

Office properties and equipment, net	25,195	25,562
Federal Home Loan Bank stock (at cost)	19,500	17,500
Cash surrender value of life insurance	52,223	50,848
Real estate owned, net	12,156	18,706
Prepaid expenses and other assets	22,178	23,144
Total assets	$1,744,709	1,783,380

Liabilities and Shareholders' Equity
Liabilities:
Demand deposits	$96,344	92,162
Money market and savings deposits	136,486	119,163
Time deposits	640,325	652,635
Total deposits	873,155	863,960

Borrowings	434,000	434,000
Advance payments by borrowers for taxes	23,839	4,991
Other liabilities	23,121	30,192
Total liabilities	1,354,115	1,333,143

Shareholders' equity:
Common stock	294	344
Additional paid-in capital	316,460	313,894
Retained earnings	166,398	157,304
Unearned ESOP shares	(21,661)	(22,552)
Accumulated other comprehensive income, net of taxes	1,228	1,247
Cost of shares repurchased	(72,125)	-
Total shareholders' equity	390,594	450,237
Total liabilities and shareholders' equity	$1,744,709	1,783,380

Share Information
Shares Outstanding - excluding unallocated ESOP shares	27,435	32,418
Shares Outstanding - including unallocated ESOP shares	29,437	34,420
Book Value per share - excluding unallocated ESOP shares	$14.24	13.89
Book Value per share - including unallocated ESOP shares	$13.27	13.08
Closing market price	$13.48	13.15
Price to book ratio - excluding unallocated ESOP shares	94.68%	95.73%
Price to book ratio - including unallocated ESOP shares	101.59%	100.53%
Asset Quality Data
Total non accrual loans	$21,851	38,011
Real estate owned	12,156	18,706
Total nonperforming assets	$34,007	56,717

Total non accrual to total loans	1.99%	3.47%
Total nonperforming assets to total assets	1.95%	3.18%

Allowance for loan losses	$16,928	18,706
Allowance for loan losses as a % to non-accrual loans	77.47%	49.21%

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
SUMMARY OF KEY QUARTERLY FINANCIAL DATA
			(Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Dollars in Thousands)
Condensed Results of Operations:
Net interest income	$9,910	10,060	9,436	10,083	10,914
Provision for loan losses	580	805	335	300	315
Total noninterest income	28,551	31,040	22,033	20,403	23,911
Total noninterest expense	29,786	31,947	26,428	26,553	27,030
Income before income taxes	8,095	8,348	4,706	3,633	7,480
Income tax expense	2,896	3,064	1,690	1,319	2,715
Net income	$5,199	5,284	3,016	2,314	4,765
Income per share – basic	$0.19	0.17	0.09	0.08	0.14
Income per share – diluted	$0.19	0.17	0.09	0.08	0.14

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
SUMMARY OF SHARES REPURCHASED
AS PART OF PUBLICLY ANNOUNCED PLANS

For the quarter ended September 30, 2015
Total shares repurchased	1,274,238
Total cost of shares (including commission)	$16,615,172
Average cost per share	$13.04

For the nine months ended September 30, 2015
Total shares repurchased	5,551,053
Total cost of shares (including commission)	$71,787,780
Average cost per share	$12.93